Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                Contact: Seitel - 713-881-8900

Seitel Announces Rescheduling of Disclosure Statement Hearing

HOUSTON, TX, January 28, 2004 -- Seitel, Inc. (OTCBB: SEIEQ; TORONTO: OSL) ("Seitel" or the "Company") announced today that the Bankruptcy Court for the District of Delaware has rescheduled the hearing with respect to the approval of the Company's Second Amended Disclosure Statement ("Disclosure Statement") from January 30, 2004 to February 5, 2004 at 1:30 PM.

As previously announced on January 9, 2004, the Company had expected to file with the Bankruptcy Court an amended reorganization plan and a related amended disclosure statement in mid-January. A Bankruptcy Court hearing to approve the Disclosure Statement had been scheduled for January 30, 2004, and a confirmation hearing on the reorganization plan was scheduled for March 9, 2004. The Company's Second Amended Plan was filed on January 17, 2004 and the Disclosure Statement was filed today. In connection with the rescheduled Disclosure Statement hearing date, the date for a hearing on confirmation of the Plan was also rescheduled from March 9, 2004 to March 18, 2004.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption from such registration. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT SEITEL

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects. Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are potential changes in the terms of the proposed amended plan of reorganization, the failure of the Company's Board of Directors to approve such terms, the failure of the Company to file an amended plan of reorganization, the failure of the Bankruptcy Court to confirm the amended plan, or the failure of the amended plan to otherwise become effective, as well as other factors detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.